EXHIBIT 99.1

Major League Football, Inc. Appoints Wes Chandler to Its Board of Directors; MLFB Board Begins Selection Process of Independent Directors and Establishment of Board Committees

LAKEWOOD RANCH, FL--(Marketwired - Aug 31, 2016) - Major League Football, Inc. (OTCQB: MLFB) ("MLFB", the "League" or the "Company"), a new, professional spring football league kicking off in April 2017, today announced the appointment of its President, Mr. Wesley S. Chandler, to the Company's board of directors.

Mr. Chandler's addition to MLFB's board of directors completes the appointments of MLFB executives to the board of directors, which is now seeking candidates to serve as independent directors, and is establishing independent board committees, in order to meet the governance listing standards of a national exchange.

Mr. Chandler assumed the role of President of Major League Football in July 2014. Under his leadership, the Company's management team is positioning the League to kick-off its first season of professional, spring league football in 2017. As previously reported by the Company and Mr. Chandler, the League has targeted eight (8) cities, currently void of a professional football franchise, to host a MLFB franchise, its players, coaching staff and support organization. In January of 2016, the League completed its inaugural draft for its current 2016 Development Season. The League is currently targeting the November to December timeframe for its 2017 Draft and the naming of its Team Rosters. The Company will formally announce dates and locations of try-out camps and the actual draft date in the coming months.

"I am truly humbled to serve on the board of directors for Major League Football," said Wes Chandler. "As the current President of Major League Football, I can state without hesitation, our staff's intent is bringing spring football back to a new generation of football fans. Built on the long list of accomplishments during the past two years, we believe the timing of events leading up to our 2017 kick-off is perfectly aligned. Our management team has been working diligently behind the scenes towards a successful kick-off in 2017," Mr. Chandler concluded.

About Wes Chandler

The President of Major League Football was a two-time consensus football and academic All-America selection in 1976 and 1977 at the University of Florida. Mr. Chandler was one of the top receivers in both collegiate and professional football. Drafted by the New Orleans Saints with the 3rd overall selection in the 1978 NFL Draft, this four-time Pro Bowl performer has over 30 years of football experience that include 11 NFL seasons as a player, coaching stints in NFL Europe and the NFL with the Cowboys, Vikings and Browns. One of his numerous crowning achievements was his induction into the San Diego Chargers Hall of Fame in 2001. In December of 2015, Wes Chandler was inducted into the College Football Hall of Fame at a ceremony in New York City honoring his outstanding collegiate and academic career.

About Major League Football

Major League Football Inc. is a publicly traded, professional spring football league. MLFB is dedicated to creating an innovative, accessible and fan-owned game, scheduled to kick off in 2017. MLFB's strategically placed spring / summer season will fill a critical need for outdoor football at that time of the year when sports content is in high demand. The league's teams will focus on emerging markets in select U.S. cities in order to grow the overall popularity of the sport.

For ticket information to MLFB games and MLFB sponsorship opportunities, call 855-MLF-BTIX (855-653-2849) or visit our website athttp://www.MLFB.com

Safe Harbor
The information posted in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "we believe," "we intend," "may," "should," "will," "could" and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that that are known to us that could cause a different result than projected by the forward-looking statement, include, but are not limited to; lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; failure to market and sell team franchises; failure to establish viable marketing campaigns such as televised programming, radio broadcasting, internet websites, and other mediums; those events and factors described by us in Item 1.A "Risk Factors" contained within our latest Annual Report on Form 10-K filed with the SEC; other risks to which our Company is subject; and other factors beyond the Company's control. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

COMPANY
Michael Queen
EVP of Finance
Major League Football, Inc.
6230 University Parkway - #301
Lakewood Ranch, Florida 34240
774-213-1995 Ext.1007
m.queen@mlfb.com

MEDIA
Nick Athan
VP Media Relations
Major League Football, Inc.
6230 University Parkway - #301
Lakewood Ranch, Florida 34240
774-213-1995 Ext. 1013
n.athan@mlfb.com

INVESTOR
John Mattio
VP Communications & Investor Relations
Major League Football, Inc.
6230 University Parkway - #30
Lakewood Ranch, Florida 34240
774-213-1995 Ext 1009